Pricing Supplement Dated October 9, 1997                      Rule 424 (b) (3)
(To Prospectus dated June 5, 1997 and                         File No. 333-27715
 Prospectus Supplement dated September 5, 1997)

                                PHH CORPORATION
                               MEDIUM-TERM NOTES

Principal Amount:              $115,000,000            Trade date:          October 9, 1997
Currency or Currency  Unit:    US Dollars              Original Issue Date: October 15, 1997
Issue Price:                   100.0%                  Agent's Discount or Commission: 0.00%
Net Proceeds to Issuer:        $115,000,000            Agent (s): Merrill Lynch & Co.
Maturity Date:                 October 15, 1998        CUSIP Number:    69332H EU 6

Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:        [ ] Commercial Paper Rate       [ ] CD Rate    [ ]  Federal Funds Effective Rate
                           [ ] LIBOR     [ ] Treasury Rate       [X] Prime Rate  [ ] Other
                                ( ) Reuters Page:                               (see attached)
                                                    ------------------

                                ( ) Telerate Page: ---------
Spread:                    minus 2.87%
Initial Interest Rate:     To be determined October 14, 1997
Interest Reset Dates:      Each Business Day to but Excluding the Maturity Date
Interest Determination Date: One Business Day Prior to Interest Reset Date
Interest Payment Dates:    January 15, 1998; April 15, 1998; July 15, 1998;
                           October 15, 1998(or next business day)
Index Maturity:            N/A
Day Count Convention:      [X]  Actual/360     [ ] Actual/Actual     [ ] 30/360
Option to Receive Payments in Specified Currency:    [ ] Yes     [ ] No
Redemption:
         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price:                   %
     Annual Redemption Price Reduction:                   % until Redemption
     Price is 100% of the Principal Amount.

Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ] Yes       [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X] Global       [ ] Certificated

Agent's Capacity: [ ] Agent      [X] Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ] The Agent proposes to offer the Notes at a fixed initial public
             offering price of                   % of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of
                             % of Principal Amount.

Other Terms: